Exhibit 99.1
For Immediate release:
Contact: Timothy P. Dooley
Republic Airways Holdings
Tel. (317) 487-4308

Republic Airways Holdings Announces Third Quarter 2008 Results

Indianapolis, Indiana, (October 29, 2008) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $385.2 million for the quarter ended September 30, 2008, a 16.7% increase, compared to $330.1 million for the same period last year.  The Company reported net income of $17.0 million compared to $20.2 million reported in the prior year’s third quarter and earnings per diluted share was $0.50, compared to $0.49 for the same period last year.

Third Quarter Highlights
Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, regional airline service revenues increased 11.5% for the third quarter of 2008.  This increase was primarily a result of an 8.2% increase in available seat miles (ASMs) and a 3.8% increase in block hours.  The Company also recognized approximately $7.9 million of deferred revenue related to the removal of the E135 fleet from Delta.

Total operating expenses for the third quarter of 2008, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners), of $261.2 million, increased approximately 14.6% from $227.9 million for the same quarter of 2007.  Operating cost per ASM (CASM), including interest expense but excluding fuel was 7.94¢ for the third quarter of 2008.  During the quarter the Company incurred expenses totaling $7.4 million including an accrual for the estimated return costs of the E135 aircraft and an adjustment to the carrying value of these assets to their future sales price.  The Company also incurred carrying costs on unallocated E170 aircraft of approximately $8.0 million.  Excluding these two items, CASM decreased to 7.48¢ for the third quarter of 2008, from 7.50¢ for the same quarter of 2007.  As discussed below, all but one of the 17 aircraft previously under contract with Frontier Airlines will be redeployed to Midwest Airlines and Mokulele Airlines.

During the quarter the Company took delivery of six new E175 regional jets.  One was placed into fixed-fee service for US Airways and five have been placed into fixed-fee service for Delta.   The Company entered into fixed-rate debt financing arrangements for these aircraft.  The Company also returned one 37-seat E135 aircraft to the lessor during the quarter.  At September 30, 2008, the Company’s fleet consisted of 233 regional jet aircraft.

In July 2008, the Company received notice from United Air Lines that United was exercising its right to early terminate the United Express Agreement that provides for the Company to operate seven 50-seat E145 aircraft.  The termination will be effective December 31, 2009.  The agreement to operate 38 E170 aircraft is unaffected by United's termination letter and there is no early termination provision in the E170 agreement.

Also in July 2008, the Company announced that it and Delta Air Lines had reached agreement to remove the final eleven 37-seat E135 aircraft from service effective September 30, 2008. The aircraft were originally scheduled to be removed between November 2008 and April 2009.  All eleven of the E135 aircraft removed are under agreement to be sold by April 2009 at a specified price.

In August 2008, the Company agreed to participate with two other creditors in providing a debtor-in-possession (DIP) firm financing commitment of $30 million to Frontier, subject to customary closing conditions. The Company’s portion of this commitment was $12.5 million.  Any additional funding is at the sole discretion of the lenders.

In September 2008, the Company announced that it had reached an agreement with Midwest Airlines to provide 12, 76-seat E170 jets operating as Midwest Connect with initial service beginning October 1, 2008.  All 12 aircraft will be in operation by November 15, 2008.  The Company also made available to Midwest a one year term loan facility in the amount of $25 million, which has been fully drawn, including $10 million that was funded today.

Recent Developments
On October 15, 2008, the Company announced that it had reached an agreement with Mokulele Airlines of Hawaii to operate four, 70-seat E170 jets under a 10-year capacity-purchase agreement beginning November 19, 2008. The Company will provide up to $8.0 million in direct financing to Mokulele in the form of a line of credit, which can be converted, at the Company's option, for up to 45% of the common stock of Mokulele.

On October 23, 2008, the Company announced that it had entered into a loan agreement with US Airways to provide up to $35 million in two tranches.  The first tranche of $10 million has been funded.  At US Airways’ option and subject to certain other conditions, the second tranche of $25 million may be funded on March 31, 2009.

On October 24, 2008, the Company announced that it had reached an agreement with American to amend its airline services agreement.  The Company will lower its reimbursement paid by American by approximately 3%, effective April 1, 2009 and will also reduce the number of aircraft operated under the agreement by two to 13, effective June 1, 2009.  Also, the amendment includes an extension of the date on which American may early terminate the agreement by three years, to March 2012.

Balance Sheet Information
At September 30, 2008 the Company had $134.2 million in cash and cash equivalents compared to $164.0 million as of December 31, 2007.  The Company’s long-term debt increased to $2.16 billion as of September 30, 2008, compared to $1.91 billion at December 31, 2007. All of the Company’s long-term debt is at fixed interest rates and is secured by the aircraft.  The Company also has significant long-term operating lease obligations.  At a 7% discount factor, the present value of these lease obligations was approximately $700 million as of September 30, 2008.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 99 cities in 34 states, Canada, Mexico and Jamaica through airline services agreements with six U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, Midwest Connect, United Express and US Airways Express. The airlines currently employ approximately 4,500 aviation professionals and operate 234 regional jet aircraft.

The Company will conduct a telephone briefing to discuss its third quarter results tomorrow, October 30th, at 11:00 a.m. EDT. For those wishing to participate please call 800-638-5439 and for international calls please dial 617-614-3945, the password is 47577200.  A live Webcast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
OPERATING REVENUES
Regional airline services	$381,121	$325,974	16.9%	$1,127,681	$926,861	21.7%
Other	4,127	4,108	0.5%	12,823	13,977	-8.3%
Total operating revenues	385,248	330,082	16.7%	1,140,504	940,838	21.2%

OPERATING EXPENSES
Wages and benefits	61,898	58,187	6.4%	190,627	163,685	16.5%
Aircraft fuel	97,613	71,682	36.2%	279,974	216,815	29.1%
Landing fees	15,340	14,140	8.5%	45,085	39,376	14.5%
Aircraft and engine rent	33,422	33,706	-0.8%	101,319	91,037	11.3%
Maintenance and repair	45,630	36,115	26.3%	124,723	95,601	30.5%
Insurance and taxes	6,255	5,567	12.4%	18,295	14,216	28.7%
Depreciation and amortization	35,666	27,061	31.8%	99,149	77,729	27.6%
Other	29,220	26,197	11.5%	89,553	75,577	18.5%
Total operating expenses	325,044	272,655	19.2%	948,725	774,036	22.6%
OPERATING INCOME	60,204	57,427	4.8%	191,779	166,802	15.0%

OTHER INCOME (EXPENSE)
Interest expense	(33,762)	(26,903)	25.5%	(96,572)	(78,435)	23.1%
Other income	1,280	3,108	-58.8%	11,167	9,030	23.7%
Total other income (expense)	(32,482)	(23,795)	36.5%	(85,405)	(69,405)	23.1%

INCOME BEFORE INCOME TAXES	27,722	33,632	-17.6%	106,374	97,397	9.2%

INCOME TAX EXPENSE	10,715	13,462	-20.4%	40,786	38,906	4.8%

NET INCOME	17,007	20,170	-15.7%	65,588	58,491	12.1%
PER SHARE, BASIC	$0.50	$0.50	0.0%	$1.87	$1.41	32.6%
PER SHARE, DILUTED	$0.50	$0.49	2.1%	$1.86	$1.38	34.8%
Weighted Average Common Shares
Basic	34,169	40,583	-15.8%	35,084	41,502	-15.5%
Diluted	34,169	40,868	-16.4%	35,196	42,315	-16.8%

Unaudited Operating Highlights

Operating Highlights	Three Months Ended September 30,				Nine Months Ended September 30,
	2008	2007	Change		2008	2007	Change
Regional airline services revenue, excluding fuel (000)	283,508	254,292	11.5%		847,707	710,046	19.4%
Passengers carried	4,884,439	4,435,108	10.1%		14,418,453	11,820,385	22.0%
Revenue passenger miles (000)	2,456,925	2,343,771	4.8%		7,394,022	6,248,072	18.3%
Available seat miles (000)	3,290,132	3,039,510	8.2%		9,957,376	8,293,452	20.1%
Passenger load factor	74.7%	77.1%	-2.4	pts	74.3%	75.3%	-1.0	pts
Cost per available seat mile, including interest expense (cents)	10.91	9.86	10.6%		10.50	10.27	2.2%
Fuel cost per available seat mile (cents)	2.97	2.36	25.8%		2.81	2.61	7.7%
Cost per available seat mile, including interest and excluding fuel expense (cents)	7.94	7.50	5.9%		7.69	7.66	0.4%
Operating Aircraft at period end:
37-50 seat regional jets	114	118	-3.4%		114	118	-3.4%
70+ seat regional jets	119	93	28.0%		119	93	28.0%
Block hours	183,293	176,623	3.8%		565,208	492,241	14.8%
Departures	107,072	100,168	6.9%		321,268	276,532	16.2%
Average daily utilization of each aircraft (hours)	10.0	10.3	-2.9%		10.2	10.3	-1.0%
Average length of aircraft flight (miles)	496	523	-5.2%		508	522	-2.7%